UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2010

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana	0-362	35-0827455
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

400 E. Spring Street
Bluffton, IN	46714
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (260) 824-2900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) [Missing Graphic Reference]
[Missing Graphic Reference]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2010, Howard B. Witt submitted his resignation as a member of the Board of Directors (the “Board”) of Franklin Electric Co., Inc. (the “Company”), effective July 27, 2010.

To fill the vacancy created by Mr. Witt’s resignation, the Board, upon the recommendation of its Corporate Governance Committee, elected Thomas R. VerHage to serve for a term ending at the Company’s 2011 annual meeting of shareholders or until his successor is elected and qualified.  Mr. VerHage will also serve as a member of the Management Organization and Compensation Committee of the Company’s Board of Directors.

Mr. VerHage, age 57, has been Vice President and Chief Financial Officer of Donaldson Company, Inc. since March 2004.  He was a Partner at Deloitte & Touche LLP from 2002 to 2004, and a Partner at Arthur Andersen, LLP from 1987 through 2002.  Mr. VerHage is a director of Hutchinson Technology Incorporated, and is the Chair of its Audit Committee.  He is also an advisory council member of Integrated Governance Solutions.

Mr. VerHage was not selected pursuant to any arrangement or understanding between him and any other person.  There has been no transaction, or proposed transaction, since January 3, 2009, to which the Company was or is to be a party, and in which Mr. VerHage or any member of his immediate family had or is to have a director or indirect material interest.  There are no family relationships between Mr. VerHage and any of the Company’s other directors, executive officers or persons nominated or chose by the Company to become directors or executive officers.

Item 9.01 Financial Statements and Exhibits.

A copy of the press release announcing Mr. VerHage’s election as a director of the Company is attached hereto as Exhibit 99.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2010
FRANKLIN ELECTRIC CO., INC (Registrant)

By:
Patrick Q. Davis Treasurer and Assistant Secretary